Exhibit 99.1

GMAC Teams with DealerTrack,
Expands Reach of Retail Auto Financing

DETROIT (Feb. 10, 2010) – GMAC Financial Services and DealerTrack (Nasdaq: TRAK) today announced that the automotive lender will be added to the DealerTrack credit application network of over 17,000 dealers as a financing option for its customers.

GMAC will use the strategic relationship to broaden its customer base. The agreement will provide GMAC with access to retail financing applications from essentially all U.S. and Canadian dealers across all manufacturers. The company’s existing dealer customers will benefit from the addition of another application channel. GMAC will also continue to accept applications through the RouteOne system.

“GMAC has taken a series of steps to support the auto industry during the past year, particularly in extending credit to the market,” said Tim Russi, executive vice president for GMAC’s North American Operations. “Our presence on DealerTrack will allow us to bring the nearly 90 years of experience we have in auto finance to a broad and diverse group of dealers seeking vehicle financing for their customers.”

“Our strategy has always been to attract new financing sources, expand our subscribing dealer base while adding value to our software applications,” said DealerTrack Chairman and CEO Mark O’Neil. “This will help us achieve all three objectives.”

Russi pointed to the development as further proof of GMAC’s commitment to the industry. “This is a meaningful step in the ongoing growth of our company that will diversify our auto business while helping dealers and their consumers obtain broader financing opportunities in a more competitive market,” he said.

Dealers who do not currently have capability to submit retail applications to GMAC through DealerTrack will be invited to enroll. The invitation process will be staggered to reach the large volume of dealers who use DealerTrack, and is expected to be complete in a few months. GMAC will accept financing applications for both new and used vehicle sales.

About GMAC Financial Services
GMAC is a bank holding company with 15 million customers worldwide. As a global, independent financial services institution, GMAC’s diversified business operations include automotive finance, mortgage operations, insurance, commercial finance and online banking. As of Dec. 31, 2009, the company had approximately $172 billion in assets. Visit the GMAC media site at http://media.gmacfs.com for more information.

About DealerTrack
DealerTrack’s intuitive and high-value software solutions enhance efficiency and profitability for all major segments of the automotive retail industry, including dealers, lenders, OEMs, agents and aftermarket providers. Our solution set for dealers, including our DMS, inventory, compliance and sales solutions, are the industry’s most comprehensive. DealerTrack operates the industry’s largest online credit application network, connecting more than 17,000 dealers with over 800 financing sources.  DealerTrack’s family of companies also includes data and consulting services providers, ALG (Automotive Lease Guide) and Chrome Systems.

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